UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2004

KITE REALTY GROUP TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-32268	11-3715772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 S. Meridian Street
Suite 1100
Indianapolis, IN		46204
(Address of principal executive offices)		(Zip Code)

(317) 577-5600
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, on August 31, 2004, we entered into a three-year, $150 million secured revolving credit facility with Wachovia Bank, N.A. and Lehman Commercial Paper Inc.  On November 30, 2004, we borrowed $27.5 million under the facility to fund our acquisition of Eastgate Pavilion, a community shopping center located in Cincinnati, Ohio that has approximately 234,000 square feet of gross leasable area and is currently 100% occupied.

The amount that we may borrow under the facility depends on the properties we have mortgaged under the credit facility from time to time.   As of September 30, 2004, we had a borrowing base of approximately $40 million under the facility, of which approximately $5.5 million was outstanding.  Subsequent to September 30, 2004, additional properties were added as collateral to the credit facility and our borrowing base currently is approximately $53.8 million.  As a result of the November 30, 2004 draw on the facility, approximately $48.0 million currently is outstanding and approximately $5.8 million is available for draw under the facility.  Up to seven additional unencumbered operating properties are available to be added to the borrowing base as additional funds are required and we expect a total borrowing base of approximately $85 million by December 31, 2004.  We intend to continue to use this credit facility principally to fund growth opportunities.

For a more complete description of the terms of this facility, please see Item 5 of Part II of our Form 10-Q for the quarter ended September 30, 2004, filed with the Securities and Exchange Commission on November 15, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE REALTY GROUP TRUST

Date: December 6, 2004	By:	/s/ Daniel R. Sink
Daniel R. Sink
Senior Vice President, Chief Financial Officer and Treasurer